Exhibit 5.2

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto	July 16, 2013

Montréal	Bank of Montreal 100 King Street West
Ottawa Calgary	1 First Canadian Place Toronto, ON M5X 1A1

New York	Dear Sirs/Mesdames:

Bank of Montreal – US$1,000,000,000 1.30% Senior Notes due 2016 and US$1,000,000,000 Floating Rate Notes due 2016

We have acted as Canadian counsel to Bank of Montreal (the “Bank”) in connection with the issue and sale today (the “Offering”) by the Bank of US$1,000,000,000 1.30% Senior Notes due 2016 (the “Fixed Rate Notes”) and US$1,000,000,000 Floating Rate Notes due 2016 (the “Floating Rate Notes”, and, together with the Fixed Rate Notes, the “Notes”), constituting part of the Senior Medium-Term Notes, Series B of the Bank, pursuant to the distribution agreement dated June 22, 2011 (the “Distribution Agreement”) between the Bank and BMO Capital Markets Corp., the terms agreement dated July 11, 2013 (the “Terms Agreement”) between the Bank and BMO Capital Markets Corp., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, representatives of the agents named therein (BMO Capital Markets Corp., Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC and the agents named in Terms Agreement being collectively referred to as the “Underwriters”), and the senior indenture dated as of January 25, 2010, as it may be amended and supplemented from time to time (the “Indenture”), between the Bank and Wells Fargo Bank, National Association, as trustee.

We have examined copies, certified or otherwise authenticated to our satisfaction, of the following:

(i)	the Distribution Agreement;

(ii)	the Terms Agreement;

(iii)	the Indenture;

(iv)	the registration statement of the Bank on Form F-3 dated May 4, 2011 and Pre-Effective Amendment No. 1 thereto dated June 20, 2011 (collectively, the “Registration Statement”); and

(v)

the prospectus of the Bank dated June 22, 2011 included in the Registration Statement (the “Basic Prospectus”) as supplemented by the prospectus supplement dated June 22, 2011 specifically relating to the Senior Medium-Term

Notes, Series B (the “Prospectus Supplement”) and the pricing supplement dated July 11, 2013 (the “Pricing Supplement”, and together with the Basic Prospectus and the Prospectus Supplement, the “Prospectus”).

We understand that the Registration Statement and the Prospectus were filed with the United States Securities and Exchange Commission in connection with the Notes.

For the purposes of our opinions below, we have examined such statutes, public and corporate records, certificates and other documents, and considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or facsimiles. For the purposes of the opinions expressed herein, we have, without independent investigation or verification, assumed that the Indenture has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, each party thereto other than the Bank.

In giving this opinion, we express no opinion as to any laws other than, at the date hereof, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

With respect to the continuing existence of the Bank as a Schedule I bank under the Bank Act (Canada) referred to in paragraph 1 below, we have relied, without independent investigation or verification, exclusively upon a Certificate of Confirmation dated July 12, 2013 issued by the Office of the Superintendent of Financial Institutions.

Based and relying upon and subject to the qualifications set forth herein, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to own, lease and operate its properties, to conduct its business as described in the Prospectus, to create, issue and sell the Notes and to execute, deliver and perform its obligations under the Indenture.

2.	The creation, issuance, sale and delivery of the Notes have been duly authorized by the Bank and the Notes have been, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, duly issued, executed and delivered by the Bank.

3.	The Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms.

4.	The execution and delivery by the Bank of, and the performance by the Bank of its obligations under, the Notes and the Indenture do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank.

The opinion set forth in paragraph 3 above as to the enforceability of the Indenture is subject to the qualifications that:

(i)	enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally;

(ii)	enforceability may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; and

(iii)	enforceability will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and we express no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.

The opinions expressed herein are provided solely for the benefit of the addressees in connection with the Offering and are not to be transmitted to any other person, nor are they to be relied upon by any other person or for any other purpose or referred to in any public document or filed with any government agency or other person without our prior express consent.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP